Exhibit 99.1

TEXAS PACIFIC LAND TRUST

 1700 Pacific Avenue
Suite 1670
Dallas, Texas 75201
__________

TRUSTEES: Maurice Meyer III Joe R. Clark John R. Norris III	Telephone (214) 969-5530	ROY THOMAS General Agent DAVID M. PETERSON Assistant General Agent

TEXAS PACIFIC LAND TRUST

REPORT OF OPERATIONS - UNAUDITED

	Three Months Ended
	June 30, 2004	June 30, 2003
Rentals, royalties and other income	$2,124,095	$1,934,117
Land sales	476,152	650,000

Total income	$2,600,247	$2,584,117

Provision for income tax	$612,085	$621,558
Net income	$1,457,736	$1,419,138
Net income per sub-share	$.65	$$.62
Average sub-shares outstanding during period	2,219,625	2,292,804

	Six Months Ended
	June 30, 2004	June 30, 2003
Rentals, royalties and other income	$4,022,740	$3,687,629
Land sales	815,291	711,685

Total income	$4,838,031	$4,399,314

Provision for income tax	$1,082,236	$982,021
Net income	$2,635,509	$2,295,558
Net income per sub-share	$1.18	$1.00
Average sub-shares outstanding during period	2,226,951	2,299,549